UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
  ___________________________
FORM 8-A/A
Amendment No. 3
____________________________
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
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CTI BIOPHARMA CORP.
(Exact name of registrant as specified in its charter)
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Washington	91-1533912
(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification No.)

3101 Western Avenue, Suite 600 Seattle, Washington	98121
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act: None.

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None
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If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☒
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐
Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable.
Securities to be registered pursuant to Section 12(g) of the Act:
_____________________________Preferred Stock Purchase Rights_____________________________
(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.
This Amendment No. 3 to Registration Statement on Form 8-A amends and supplements the information set forth in the Registration Statement on Form 8-A (File No. 000-28386) filed by CTI BioPharma Corp., a Washington corporation (formerly known as Cell Therapeutics, Inc., the “Company”), with the Securities and Exchange Commission (the “Commission”) on September 6, 2012, as amended by Amendment No. 1 to Registration Statement filed by the Company with the Commission on December 7, 2012, and as amended by Amendment No. 2 to Registration Statement filed by the Company with the Commission on December 1, 2015 (as amended, the “Registration Statement”), in connection with the preferred stock purchase rights (the “Rights”) distributed to the shareholders of the Company pursuant to the Shareholder Rights Agreement dated as of December 28, 2009 between the Company and Computershare Trust Company, N.A., as amended (the “Rights Agreement”). The description of the Rights in the Registration Statement is incorporated by reference herein and amended hereby.

Effect of Reverse Split on Rights
Pursuant to the Rights Agreement, as a result of the 1-for-10 reverse split of the Company’s common stock which was effective on January 1, 2017 (the “Reverse Stock Split”), certain adjustments to the terms of the Rights issued pursuant to the Rights Agreement were appropriate, in order to preserve, without increasing or decreasing, the benefits accruing to the holders of the Rights following the Reverse Stock Split. The following adjustments to the terms of the Rights were thus made: (i) the number of ten‑thousandths of a share of Preferred Stock of the Company purchasable upon the exercise of each Right was increased from one ten‑thousandth (1/10,000th) to ten ten‑thousandths (10/10,000th) of a share of Preferred Stock; (ii) the Exercise Price of each Right was increased from $8.00 to $80.00; (iii) the Redemption Price of each Right was increased from $0.0001 to $0.001; and (iv) each share of common stock outstanding has had issued to it one (1) Right. Capitalized terms used and not defined herein have the meanings given to them in the Rights Agreement.

Item 2.	Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on March 23, 2015).
4.1
Shareholder Rights Agreement, dated as of December 28, 2009, between Cell Therapeutics, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A, filed on December 28, 2009).

4.2
First Amendment to Shareholder Rights Agreement, dated as of August 31, 2012, between the Company and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on September 4, 2012).

4.3
Second Amendment to Shareholder Rights Agreement, dated as of December 6, 2012, between the Company and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on December 7, 2012).

4.4
Third Amendment to Shareholder Rights Agreement, dated as of December 1, 2015, between the Company and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on December 1, 2015).

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CTI BIOPHARMA CORP.

Date: January 3, 2017	By:	/s/ Louis A. Bianco
	Name:	Louis A. Bianco
	Title:	Executive Vice President, Finance and Administration

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on March 23, 2015).
4.1
Shareholder Rights Agreement, dated as of December 28, 2009, between Cell Therapeutics, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A, filed on December 28, 2009).

4.2
First Amendment to Shareholder Rights Agreement, dated as of August 31, 2012, between the Company and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on September 4, 2012).

4.3
Second Amendment to Shareholder Rights Agreement, dated as of December 6, 2012, between the Company and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on December 7, 2012).

4.4
Third Amendment to Shareholder Rights Agreement, dated as of December 1, 2015, between the Company and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on December 1, 2015).